Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 30, 2023 (except for Note 8 which is dated November 22, 2023) on the financial statements of Vivos Therapeutics, Inc. and Subsidiaries’ Registration Statements on Form S-1 (No. 333-269453), Form S-3 (No. 333-262554) and Form S-8 (No. 333-257050) relating to the consolidated financial statements as of and for the year ended December 31, 2022 that appears in this Annual Report on Form 10-K/A.

/s/ Plante & Moran, PLLC

Denver, Colorado

July 29, 2024